EXHIBIT 12.1
STATEMENT RE: COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
(Dollars in Thousands)

	Year Ended		Year Ended		Year Ended		Year Ended		Year Ended
	March 31,		March 31,		March 31,		March 31,		March 31,
	2007		2006		2005		2004		2003
	(Restated)		(Restated)		(Restated)		(Restated)		(Restated)
Consolidated pretax income (loss) from continuing operations	$(20,729)		(19,086)		(27,964)		(16,715)		2,493

Net amortization of debt issuance expense	3,172		2,695		2,236		2,079		1,287

Interest expense	36,868		34,459		31,549		31,962		27,048

Interest portion of rental expense	1,212		1,059		1,423		1,442		1,507

Earnings	$20,523		19,127		7,244		18,768		32,335

Interest expense	$36,868		34,459		31,549		31,962		27,048

Net amortization of debt issuance expense	3,172		2,695		2,236		2,079		1,287

Interest portion of rental expense	1,212		1,059		1,423		1,442		1,507

Fixed Charges	$41,252		38,213		35,208		35,483		29,842

Ratio of Earnings to Fixed Charges	$ (a	)	(a	)	(a	)	(a	)	1.08x

(a)	The deficiency in earnings required to cover fixed charges for the fiscal years ended March 31, 2007, 2006, 2005 and 2004 was $20,729, $19,086, $27,964 and $16,715, respectively. The deficiency in earnings to cover fixed charges is computed by subtracting earnings before fixed charges, income taxes and discontinued operations from fixed charges. Fixed charges consist of interest expense, net amortization of debt issuance expense (recorded as a component of interest expense in the consolidated financial statements), and that portion of operating lease rental expense which we deem to be representative of interest. The deficiency in earnings required to cover fixed charges includes depreciation of property, plant and equipment and amortization of other assets and non-cash charges which are reflected in cost of sales, selling, general and administrative expenses and other expense, in the following amounts (in thousands):

	Fiscal Year Ended March 31,
	2007	2006	2005	2004
Depreciation	$18,567	$19,130	$22,594	$23,587
Amortization	63	353	457	675
Non-cash charges, net	—	2,665	1,768	3,753

Total	$18,630	$22,148	$24,819	$28,015

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